As filed with the Securities and Exchange Commission on January 20, 1999
                      Registration No. 333-67879
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                       ------------------------
                           AMENDMENT NO. 2
                                 TO
                              FORM S-3
                        REGISTRATION STATEMENT
                               UNDER
                      THE SECURITIES ACT OF 1933
                       ------------------------
                 AMERICAN CHAMPION ENTERTAINMENT, INC.
             (Name of Small Business Issuer in its Charter)
                              DELAWARE
       (State or other jurisdiction of incorporation or organization)
                                7812
                      (Primary Standard Industrial
                       Classification Code Number)
                              94-3261987
                  (I.R.S. Employer Identification Number)

                      1694 THE ALAMEDA, SUITE 100
                    SAN JOSE, CALIFORNIA 95126-2219
                            (408) 288-8199
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ANTHONY K. CHAN
                PRESIDENT AND CHIEF EXECUTIVE OFFICER

                    1694 THE ALAMEDA, SUITE 100
                   SAN JOSE, CALIFORNIA 95126-2219
                           (408) 288-8199
        (Name and address and telephone number of agent for service)
                       ------------------------
                             COPIES TO:
                         LAWRENCE B. LOW, ESQ.
                          JAMES Y.M. WU, ESQ.
                       PRESTON GATES & ELLIS LLP
                     ONE MARITIME PLAZA, SUITE 2400
                    SAN FRANCISCO, CALIFORNIA  94111
                            (415) 788-8822

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                         CALCULATION OF REGISTRATION FEE

Title of Each                                               Proposed                 Proposed         Amount of
Class of                                                     Maximum                  Maximum       Registration
Securities to                      Amount to be           Offering Price              Aggregate          Fee
be Registered                      Registered (1)(2)        Per Share              Offering Price
--------------                     ------------          ----------------          ----------------   ----------
Common Stock, $0.0001 par value     1,187,774(3)          $4.7906                  $5,690,179.82   $1,724.30(4)
Common Stock, $0.0001 par value     3,629,500             $1.3375                  $4,854,456.25   $1,471.05

-----------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Pursuant to Rule 429 under the Securities Act, the prospectus included as part of this Registration Statement shall be deemed to be a combined prospectus which shall also relate to the Registrant's Registration Statement (File Number 333-60511) and Amendment No. 2 to such prior Registration Statement. This Registration Statement and the Registration Statement being amended hereby are collectively referred to herein as the "Registration Statement."

(1) Includes: (i) shares of common stock that have been issued or are reserved for issuance upon the conversion of 7% Convertible Debentures Due July 1, 2000 issued and to be issued by American Champion; (ii) shares of common stock that have been issued or are reserved for issuance on the exercise of common stock Purchase Warrants issued in connection with the issuance of the debentures; (iii) 255,000 shares of common stock pursuant to registration rights held by existing stockholders; and (iv) 75,000 shares of common stock that have been issued or are reserved for issuance on the exercise of common stock Purchase Warrants issued to JW Genesis Financial Corporation in connection with the sale of the debentures.

(2) In the event of a stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in an indeterminate amount in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(3) Registered pursuant to the Registrant's Registration Statement, File Number 333-60511, as amended by Amendment No. 2 thereto.

(4) This amount was paid when 1,187,774 shares of common stock of the Registrant were first registered pursuant to Registration Statement, File Number 333-60511, as amended by Amendment No. 2 thereto.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              SUBJECT TO COMPLETION, DATED __________, 1999

PROSPECTUS

               AMERICAN CHAMPION ENTERTAINMENT, INC.

                 4,817,274 Shares of common stock


This prospectus relates to the sale of up to 4,817,274 shares of common stock of American Champion Entertainment, Inc. offered by certain holders of American Champion securities. These shares were issued or are reserved for issuance in connection with a July 1998 debenture financing and our initial public offering. (See "Issuance of Common Stock to Selling Stockholders.")

The shares may be offered by the selling stockholders from time to time in regular brokerage transactions in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

On July 31, 1997, the common stock and our redeemable common stock purchase warrants began trading on the Nasdaq SmallCap Market under the symbols "ACEI" and "ACEIW," respectively. On December 18, 1998 the closing sale price of the common stock and the common stock purchase warrants on Nasdaq SmallCap Market was $1.28125 and $0.131, respectively. See "Certain Market Information."

The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The date of this prospectus is _______________, 1999.

                              TABLE OF CONTENTS
                                                                            Page

Company                                                                       6
Risk Factors                                                                  8
Incorporation of Certain Documents by Reference                              12
Available Information                                                        12
Use of Proceeds                                                              13
Certain Market Information                                                   13
Dividend Policy                                                              13
Issuance of Common Stock to Selling Stockholders                             14
Selling Stockholders                                                         15
Plan of Distribution                                                         17
Legal Matters                                                                17
Experts                                                                      17

                                COMPANY

American Champion Entertainment, Inc. is a holding company, for our wholly-owned subsidiary, America's Best Karate and its wholly-owned subsidiary, American Champion Media, Inc.

America's Best Karate owns, manages and operates two karate studios in the San Francisco Bay Area under the name "ABK," that provide karate instruction to students of all ages and skill levels. American Champion Media is a media production and marketing company. Through American Champion Media, American Champion:

  * develops, produces and markets "Adventures with Kanga Roddy," a television program for pre-school and primary school children (the "Kanga Roddy Series"); and

  * licenses merchandising rights related to the Kanga Roddy
Series; and

  * develops, produces and markets various audio tapes, video tapes and workbooks that specialize in fitness information.

American Champion was incorporated on February 5, 1997 under the laws of Delaware. American Champion's executive offices are located at 1694 the Alameda, Suite 100, San Jose, California 95126-2219, and its telephone number is (408) 288-8199.

                             RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing American Champion. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The actual occurrence of the following risks could adversely affect our business. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

We have a history of losses and expect to incur future losses. We sustained operating losses of $641,583, $801,416 and $786,074 in 1996, 1997 and the nine months ended September 30, 1998, respectively. We expect to incur significant additional operating losses for the foreseeable future as we continue to develop, produce and market our media projects, including the Kanga Roddy Series. The development and production costs (exclusive of marketing costs) for the remaining 21 episodes of the Kanga Roddy Series we are obligated to deliver is estimated to be $5.04 million.

If we are unable to obtain financing, we will be unable to continue with future production of the Kanga Roddy Series. Our development and production of the Kanga Roddy Series requires substantial amounts of capital. We have entered into a distribution agreement and a continuing distribution agreement with KTEH, the public broadcasting station serving the San Jose, California area, which obligate us to deliver a total of 41 episodes of the Kanga Roddy Series.
 To date, we have completed 20 episodes of the Kanga Roddy Series. Based on production of 20 episodes completed to date, we now estimate that the average cost of developing and producing each episode of the Kanga Roddy Series is $240,000 and that it will require an additional $5.04 million of additional financing to complete the remaining 21 episodes of the Kanga Roddy Series. On January 19, 1999 we sold 7% convertible debentures in the principal amount of $950,000. We have no other current arrangements with respect to such additional financing and there can be no assurances that additional financing will be available at all or on terms acceptable.

We are dependent on the success of the Kanga Roddy Series. We are dependent on the success of the Kanga Roddy Series, which in turn is dependent upon unpredictable and volatile factors beyond our control, such as children's preferences. The Kanga Roddy Series is currently shown on public television stations which reach approximately 40 million households. Although the Kanga Roddy Series has received positive acclaim and positive Nielsen ratings on its estimated audience, the show must attract a significant television audience over a long period of time before we realize significant revenue and profitability. We cannot be certain that the initial television viewership of the Kanga Roddy Series will be maintained. Furthermore, to attract a significant television audience for the Kanga Roddy Series over a long period of time, we need to complete additional episodes of the Kanga Roddy Series.

Our strategy in producing the Kanga Roddy Series includes licensing and mercandising of its characters. Our strategy in producing the Kanga Roddy Series includes the licensing of its characters to others for the merchandising of a variety of products ranging from toys to apparel. Our ability to successfully exploit the merchandising opportunities afforded by the Kanga Roddy Series is dependent on the popularity of the Kanga Roddy Series and the ability of our characters to provide attractive merchandising features to its customers. If we are unable to attract a significant television audience for the Kanga Roddy Series, it is doubtful that any significant licensing or merchandising opportunities will arise. Even if the Kanga Roddy Series is popular with television audiences, we cannot be certain that licensing opportunities will materialize as we must compete with hundreds of owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors.

We do not have significant experience with television programming or licensing merchandising. Prior to American Champion's involvement with the Kanga Roddy Series, our business was primarily the operation of its karate studios and the production of fitness video tapes and we had no experience with the development and production of television programming or with the licensing and merchandising of products. To date, we have completed 20 half-hour episodes. However, the television and licensing and merchandising businesses are complicated and the absence of experience in such businesses could adversely affect our business.

We depend on our Key Personnel. We are dependent on the efforts and abilities of Anthony Chan and George Chung, our founders and principal executive officers, and Don Berryessa, Vice President and Jan D. Hutchins, President of American Champion Media. We have entered into employment agreements, effective as of August 5, 1997, with such individuals. None of such employment agreements contains non-competition provisions. See "Management--Employment Agreements" of American Champion's Post-Effective Amendment No. 1 to its Form SB-2 Registration Statement. The loss of the services of any of the above individuals, or of other key personnel, could adversely affect our business. We have obtained "key-man" life insurance with $1,000,000 coverage for each of Messrs. Chung and Chan.

The success of the Kanga Roddy Series depends on association with Joe Montana, Ronnie Lott and the San Francisco 49ers. The success of the Kanga Roddy Series depends in part on American Champion's continued association with former 49ers Joe Montana and Ronnie Lott, and their wives, and the San
Francisco 49ers.   Messrs. Montana and Lott have endorsed the Kanga Roddy
Series in news and television interviews and their wives are principal actors in the Kanga Roddy Series. The failure of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers, to continue to actively support the Kanga Roddy Series could have an adverse impact on our ability to market the Kanga Roddy Series. None of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers are obligated to engage in any business transactions or jointly participate in any opportunities with American Champion, and the possibility exists that the current relationships between the parties could materially change in the future.

Our Markets are Highly Competitive. Each of the industries in which we compete is highly competitive and most of the companies with which we compete have greater financial and other resources than us. With respect to our television production activities, we compete on the basis of relationships and pricing for access to a limited supply of facilities and talented creative personnel to produce its programs.
Our Kanga Roddy Series competes for time slots, ratings and related advertising revenues and for the licensing and merchandising of products related to the Kanga Roddy Series. Our fitness products compete with many other products aimed at the fitness and weight loss markets, including other video tapes, audio tapes and workbooks, and various types of exercise machinery. Many of these competing products are sponsored or endorsed by celebrities and sports figures, and are marketed by companies having significantly greater resources than ours. The martial arts industry is also highly competitive. American Champion's competitors include a variety of small to medium sized martial arts instructional centers, many of which may be better established and better financed than ours.

We may have to return ABK membership fees pursuant to the terms of our standard contract with our students. Pursuant to the terms of its standard contract with its students, ABK is required to refund;

(1) all funds received if a student cancels within three (3) days of signing a membership contract, and

(2) all "unearned" funds received in the event the student dies, becomes permanently disabled, moves more than twenty-five (25) miles away from ABK or ABK closes for more than thirty (30) consecutive days.

We do not currently maintain nor does it  anticipate maintaining a reserve
account for return of membership fees.   As a consequence, we may be unable to
refund membership fees which could adversely affect on our business and prospects.

Messrs. Chan and Chung control the outstanding shares of American Champion. As of the date of this prospectus, Anthony Chan and George Chung, American Champion's founders and principal executive officers, collectively beneficially own 1,016,276 shares of American Champion's outstanding common stock, representing approximately 19.3% of the outstanding shares prior to this offering and approximately 11.4% of the outstanding shares of common stock after this offering (assuming no exercise of any outstanding options or any warrants). Since holders of common stock do not have any cumulative voting rights and directors are elected by a majority vote, Messrs. Chan and Chung are in a position to strongly influence the election of directors as well as the affairs of American Champion.

We have purchased liability insurance for our karate studios. We have purchased liability insurance for each of our karate studios in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate which we believe is sufficient for current level of business operations. We cannot be certain, however, that the present coverage will continue to be available in the future or that we will be able to retain such coverage at a reasonable cost.
Further, we cannot be certain that such insurance will be sufficient to cover potential claims, including without limitation, claims brought by students or instructors injured during karate classes, or that adequate, affordable insurance coverage will be available to us in the future as we expand our operations. A successful claim against us in excess of the liability limits or relating to an injury excluded under the policy could adversely affect on us.

If we do not continue to fulfill Nasdaq maintenance requirments, our securities may be delisted from Nasdaq market. American Champion's common stock is listed on Nasdaq SmallCap Market. The Securities and Exchange Commission has approved rules imposing criteria for listing of securities on Nasdaq SmallCap Market, including standards for maintenance of such listing. For continued listing, a company, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. We currently have approximately $4,000,000 in net tangible assets and approximately $4,200,000 in market value of securities in the public float, with a bid price over $1.00 per share. If we are unable to satisfy Nasdaq SmallCap Market's maintenance criteria in the future, our securities may be delisted from Nasdaq SmallCap Market. In such event, trading, if any, in our securities would thereafter be conducted in the over counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of our securities.

If we are unable to satisfy the maintenance requirements for Nasdaq SmallCap Market and our common stock falls below the minimum bid price of $1.00 per share for the continued quotation, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. If the common stock is not quoted on Nasdaq SmallCap Market, or we do not have $2,000,000 in stockholders' equity, trading in the common stock would be covered by Rule-15g 9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq SmallCap Market and non-exchange listed securities. Under such rule, broker dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement
to a transaction prior to sale.   Securities are exempt from this rule if the
market price is at least  $5.00 per share.

The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq SmallCap Market, and an equity security issued by an issuer that has:

(1) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,

(2) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

(3) average revenue of at least $6,000,000 for the preceding three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

If American Champion's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for its securities would be severely affected, limiting the ability of broker dealers to sell the securities and the ability of purchasers of the securities offered hereby to sell their securities in the secondary market. There is no assurance that trading in American Champion's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

This prospectus contains forward looking statements and their associated risks.
 This prospectus contains certain forward-looking statements, including among others:

(1) anticipated trends in our financial condition and results of operations; and

(2) our business strategy for developing, producing, distributing, licensing and merchandising the Kanga Roddy
Series.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include:

(1) changes in external competitive market factors or in American Champion's internal budgeting process which might impact trends in our results of operations;

(2) unanticipated working capital or other cash requirements;

(3) changes in our business strategy or an inability to execute our strategy due to unanticipated change in the industries in which we operate; and

(4) various competitive factors that may prevent us from competing successfully in the marketplace.

In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, we cannot be certain that the events predicted in forward-looking statements contained in this prospectus will in fact occur.

                 INFORMATION INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares.

The following documents filed with the Commission are incorporated herein by reference:

1. American Champion's Registration Statement on Form SB-2 for its initial public offering that became effective on July 30, 1997;

2. The description of American Champion's common stock contained in American Champion's Registration Statement on
Form SB-2;

3. Post-Effective Amendment No. 1 to American Champion's
Registration Statement on Form SB-2, as filed with the Commission on July 2, 1998 and declared effective on July 17, 1998;

4. American Champion's Proxy Statements for the 1998 Annual
Meeting of Stockholders held on May 29, 1998 and the Special
Meeting of Stockholders held on September 23, 1998;

5. American Champion's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997; and

6. American Champion's Quarterly Reports on Form 10-QSB for the quarter periods ended September 30, 1998, June 30, 1998 and
March 31, 1998.

The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Anthony K. Chan, American Champion Entertainment, Inc., 1694 The Alameda, Suite 100, San Jose, California 95126-2219 (telephone: (408) 288-8199).

                 ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the Commission. We file the annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the Commission at the public reference room maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the Commission at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market Reports, proxy and information statements and other information concerning American Champion may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                          USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered hereunder by the selling stockholders. The offering is made to fulfill our contractual obligations to the selling stockholders to register the common stock held by or which are issuable to the selling stockholders.

                      CERTAIN MARKET INFORMATION

American Champion's common stock commenced trading on the Nasdaq
SmallCap Market SmallCap Market under the symbol "ACEI" on August 1, 1997. The range of high and low reported closing sales prices for the common stock as reported by Nasdaq SmallCap Market since the commencement of trading were as follows:

           ACEI                               High             Low

           1997

       Third Quarter                          $5.50           $4.125

       Fourth Quarter                         $8.00           $4.813

           1998

       First Quarter                          $9.625          $7.75

       Second Quarter                         $9.563          $6.563

       Third Quarter                          $7.00           $3.438

       Fourth Quarter                         $3.688          $0.938
       (through December 18, 1998)


The prices set forth above reflect inter dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

On December 18, 1998, as reported by our transfer agent, shares of common stock were held by approximately 700 stockholders of record.

                          DIVIDEND POLICY

We intend to retain future earnings, if any, that may be generated from our operations to finance the operations and expansion of American Champion. We do not plan to pay dividends to holders of the common stock for the reasonably
forseeable future.   Any decision as to the future payment of dividends will
depend on the results of our operations and financial position and such other factors as our Board of Directors, in its discretion, deems relevant.

                         ISSUANCE OF COMMON STOCK
                          TO SELLING STOCKHOLDERS

The shares covered by this prospectus include:

(1) Up to 4,437,774 shares of common stock that have been issued or are issuable upon the conversion of 7% Convertible Debentures due July 1, 2000 issued by American Champion;

(2) 49,500 shares of common stock that are issuable on the exercise of Common Stock Purchase Warrants issued in connection with the debentures;

(3) 255,000 shares of common stock subject to registration rights held by certain stockholders; and

(4) 75,000 shares of common stock that are issuable on the exercise of Common Stock Purchase Warrants issued to JW Genesis Financial Corporation in connection with the sale of the debentures.

Debentures and Debenture Warrants. On July 2, 1998, we entered into a Securities Purchase Agreement for the sale of the debentures and debenture warrants. Pursuant to the agreement, the purchasers agreed under certain terms and conditions to purchase up to $1.8 million of American Champion's debentures, and American Champion agreed to issue to the purchasers warrants to purchase up to 49,500 shares of common stock. Pursuant to the agreement, on July 6, 1998, September 23, 1998 and November 3, 1998, American Champion issued to the purchasers and their assignees all such debentures and warrants.
 The warrants to purchase 49,500 shares of American Champion's common stock expire on July 6, 2003 and provide for an exercise price of $7.56125 per share, which is equal to 115% of the market price as of July 2, 1998.

The debentures are convertible into a number of shares of American Champion's common stock based on lower of $7.725625 or 75% of the market price of the common stock at the time of conversion. The market price for purposes of conversion of the debentures is the average closing bid price of the common stock as reported by Bloomberg, LP for the five (5) trading days ending on the trading day immediately preceeding the date that the debentures are converted. Prior to September 25, 1998 the conversion rate for the debentures was subject to a floor price of $3.2875 per share. The provisions of the debentures provided us with the option to remove the floor price and on September 25, 1998, we exercised such option. As a result, the conversion rate is no longer subject to the floor price. Except under certain circumstances, no holder of the debentures may convert its debentures into common stock, if such conversion would result in such holder beneficially owning more than 9.99% of the outstanding common stock. As of the date of this prospectus, the purchasers have converted $886,442 of debentures into 1,044,087 shares of common stock at conversion prices ranging from $4.519 to $0.769.

At our option, we may redeem the debentures at any time prior to conversion for an amount equal to the accrued and unpaid interest under the debentures plus 122.5% of the outstanding principal under the debentures.

The agreement also requires that we file with the Commission this registration statement to register the common stock issuable upon conversion of the debentures and upon exercise of the debenture warrants to allow the purchasers to resell such common stock to the public.

Registration Rights. On March 18, 1997, we entered into agreements with certain existing stockholders pursuant to which we granted certain registration rights with respect to the 255,000 shares of common stock issued to certain existing stockholders. The inclusion of such shares in this prospectus satisfies our registration obligations under the agreement.

JW Genesis Financial Corporation Warrants. Additionally, JW Genesis Financial Corporation received a warrant to purchase 75,000 shares of American Champion's common stock, subject to certain anti-dilution adjustments in connection with the sale of the debentures and debenture warrants. The exercise price for the JW warrant is $7.56125, and the JW warrant expires on July 1, 2001.

                         SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the common stock as of December 18, 1998 by each of the selling stockholders assuming the conversion of the debentures of $913,558 principal amount (the amount outstanding as of December 18, 1998) and a conversion rate of $1.003125 per share, based on application of the formula for computing the conversion rate (assuming, for the purpose of the following table, that the conversion date is December 18, 1998) as provided in the debenture, the exercise of the debenture warrants to purchase 49,500 shares of common stock and the exercise of the warrants held by JW Genesis Financial Corporation to purchase 75,000 shares of common stock. Unless otherwise indicated below, to the knowledge of American Champion, all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law.

The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold.


                                                                                     Common Stock to be
                                                                                     Beneficially Owned
                              Common Stock Beneficially                              if All Shares Offered
                              Owned on December  18,1998(1)                           Hereunder Are Sold(1)
                           --------------------------------                    -------------------------------
                                                                 Shares That
                                                                May be Offered
Name                           Shares            Percent(2)       Hereunder        Shares             Percent
------------------         --------------     -------------      ------------   ------------        -----------

David Braver                        4,000         *                  4,000            --                 --

Sarine Chaki                       20,000         *                 20,000            --                 --

Susan Cohen                         5,000         *                  5,000            --                 --

William Edwin Gay, Jr.              6,000         *                  6,000            --                 --

Scott Gerard                       60,000         *                 60,000            --                 --

Albert Levine                      31,000         *                 31,000            --                 --

Keith E. Loisell                   19,000         *                 19,000            --                 --

Peter Marsh                        60,000         *                 60,000            --                 --

Rory Nichols                       25,000         *                 25,000            --                 --

Brian Schuster                     25,000         *                 25,000            --                 --

The Endeavour Capital Fund S.A.   552,211        11.06             552,211            --                 --

Amro International S.A.           881,043        16.99             881,043            --                 --

Advantage (Bermuda) Fund Ltd.     283,220         5.50             283,220            --                 --

Canadian Advantage L.P.           287,824         5.60             287,824            --                 --

JW Genesis Financial Corporation   75,000         1.52              75,000            --                 --

-----------------------
* Less than one percent (1%)


(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities exchange act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of December 18, 1998 through the conversion of debentures, the exercise of any debenture warrant or warrants held by JW Genesis Financial Corporation or other right. Pursuant to the terms of theSecurities Purchase Agreement for the sale of the debentures and debenture warrants, except under certain circumstances, no holder of debentures may convert its debentures into common stock, if such conversion would result in the holder beneficially owning more than 9.99% of the outstanding common stock.
 All shares which may be issued on conversion of the debentures are included in the table notwithstanding such limitation. Accordingly, the number of shares indicated above as beneficially owned by certain selling stockholders exceeds the actual number of shares such selling stockholder may be entitled to on conversion. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the furture market price of the common stock, and could be materially less or more than the number estimated in the table.

(2) The percentage interest of each selling stockholder is based on the number of shares of common stock beneficially owned by such stockholder divided by the sum of the outstanding shares of common stock (as of December 18, 1998), plus the shares if any, which would be issued to such stockholder upon conversion of debentures held or exercise of any warrants. On December 18, 1998, American Champion had 4,876,432 shares outstanding.

                       PLAN OF DISTRIBUTION

Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commission or discounts under the Securities Act of 1933.

We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                            LEGAL MATTERS

The valid issuance of the shares of common stock offered hereby has been passed upon for American Champion by Preston Gates & Ellis LLP, San Francisco, California.

                               EXPERTS

The balance sheet of American Champion Entertainment, Inc. as of February 5, 1997, and the financial statements of America's Best Karate as of December 31, 1996, and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the reports of Moore Stephens P.C., independent certified public accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of American Champion as of December 31, 1997, and for the year then ended have been included herein and in the registration statement in reliance upon the reports of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

Effective October 8, 1997, the Board of Directors of American
Champion, dismissed Moore Stephens, P.C., and such firm no longer acts as American Champion's principal accountant. Moore Stephens' report on the American Champion's financial statements dated February 5, 1997, the date of the American Champion's incorporation, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.
Moore Stephens' report on the financial statements for the past two years relating to America's Best Karate, predecessor to American Champion, dated January 31, 1997, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles; however, such report did include a modification of the auditor's standard report, noting that certain factors raised substantial doubt about America's Best Karate's ability to continue as a going concern. During American Champion's and its predecessor's two most recent fiscal years and the interim period through October 8, 1997, there were no disagreements between American Champion or its predecessor and Moore Stephens on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Moore Stephens, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Effective October 8, 1997, American Champion engaged Moss Adams
LLP as its principal accountant. Such engagement was approved by the American Champion's Board of Directors. During American Champion's two most recent fiscal years and any subsequent interim period through October 8, 1997, American Champion did not consult Moss Adams LLP regarding the application of accounting principals to a specified transaction, the type of audit opinion that might be rendered on American Champion's financial statements or any matter that was the subject of disagreement or a reportable event.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by American Champion. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of American Champion since the date hereof.

                              TABLE OF CONTENTS
                                                                            Page

Company                                                                       6
Risk Factors                                                                  8
Incorporation of Certain Documents by Reference                              12
Available Information                                                        12
Use of Proceeds                                                              13
Certain Market Information                                                   13
Dividend Policy                                                              13
Issuance of Common Stock to Selling Stockholders                             14
Selling Stockholders                                                         15
Plan of Distribution                                                         17
Legal Matters                                                                17
Experts                                                                      17



                   AMERICAN CHAMPION ENTERTAINMENT, INC.

                     4,817,274 SHARES OF COMMON STOCK


                         ------------------------

                                PROSPECTUS
                              _______________

                              _________, 1999

                                 PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby (all such expenses will be borne by American Champion):

            Registration fee                                $        1,471.05
            Legal fees and expenses                                 50,000.00
            Accounting fees and expenses                             3,000.00
              Miscellaneous, including Nasdaq listing fees          20,000.00

                Total...............................$               74,471.05


ITEM 15.                INDEMNIFICATION OF DIRECTORS AND OFFICERS

American Champion's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. American Champion's Bylaws provided that American Champion shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling American Champion pursuant to the foregoing provisions, American Champion has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.                EXHIBITS

The exhibits filed as part of Amendment No. 2 to the Registration
Statement are as follows:

Number  Description

4.1*    Securities Purchase Agreement, dated July 2, 1998, by and
among American Champion and the Buyers as defined therein.

4.2*    7% Convertible Debentures due July 1, 2000.

4.3*    Joint Escrow Instructions.

4.4*    Registration Rights Agreements in connection with the
issuance of the debentures.

4.5*    Common Stock Purchase Warrant.

4.6*    Registration Rights Agreements for certain existing
Stockholders regarding 255,000 shares of common stock.

4.7*    Assignment Agreement dated October 30, 1998 between The
Endeavor Capital Fund S.A., Amro International S.A.,
Advantage (Bermuda) Fund S.A. and Canadian Advantage L.P.

5.1*    Opinion of Preston Gates & Ellis LLP regarding legality of securities being registered.

23.1*   Consent of Preston Gates & Ellis LLP (included in its
opinion filed as Exhibit 5.1).

23.2*   Consent of Moss Adams LLP.

23.3*   Consent of Moore Stephens P.C.

(* Previously filed)

ITEM 17.                UNDERTAKINGS

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California on the 20th day of January, 1999.



                                             By  /s/ Anthony K. Chan
                                                  Anthony K. Chan
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No.2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                       Capacities                  Date
--------------------------- ------------------------------------ -------------
/s/ Anthony K. Chan        President, Chief Executive Officer, January 20, 1999
-------------------------  and Director (principal executive
    Anthony K. Chan        officer)



/s/Anthony K. Chan         Chairman of the Board and Director  January 20, 1999
-------------------------
Anthony K. Chan (attorney-in-fact)
    George Chung


/s/ Anthony K. Chan        Vice President and Director        January 20, 1999
-------------------------
Anthony K. Chan (attorney-in-fact)
    Don Berryessa


/s/ Anthony K. Chan        Vice President and Chief Financial January 20, 1999
-------------------------  Officer (principal financial officer)
Anthony K. Chan (attorney-in-fact)
    Mae Lyn Woo


/s/ Anthony K. Chan        Director                           January 20, 1999
-------------------------
Anthony K. Chan (attorney-in-fact)
    William T. Duffy


/s/ Anthony K. Chan        Director                           January 20, 1999
-------------------------
Anthony K. Chan (attorney-in-fact)
    Alan Elkes


/s/ Anthony K. Chan        Director                           January 20, 1999
-------------------------
Anthony K. Chan (attorney-in-fact)
    Jan D. Hutchins


/s/ Anthony K. Chan        Director                          January 20, 1999
-------------------------
Anthony K. Chan (attorney-in-fact)
    Ronald M. Lott


                             EXHIBIT INDEX

The exhibits filed as part of Amendment No. 2 to the Registration
Statement are as follows:

Number  Description

4.1*    Securities Purchase Agreement, dated July 2, 1998, by and
among American Champion and the Buyers as defined therein.

4.2*    7% Convertible Debentures due July 1, 2000.

4.3*    Joint Escrow Instructions.

4.4*    Registration Rights Agreements in connection with the
issuance of the debentures.

4.5*    Common Stock Purchase Warrant.

4.6*    Registration Rights Agreements for certain existing
Stockholders regarding 255,000 shares of common stock.

4.7*    Assignment Agreement dated October 30, 1998 between The
Endeavor Capital Fund S.A., Amro International S.A.,
Advantage (Bermuda) Fund S.A. and Canadian Advantage L.P.

5.1*    Opinion of Preston Gates & Ellis LLP regarding legality of securities being registered.

23.1*   Consent of Preston Gates & Ellis LLP (included in its
opinion filed as Exhibit 5.1).

23.2*   Consent of Moss Adams LLP.

23.3*   Consent of Moore Stephens P.C.

(* Previously filed)